EXHIBIT 21.1
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                        LIST OF REGISTRANTS' SUBSIDIARIES



          Subsidiary Name                             State of Incorporation

JJFN Holdings, Inc.                                           Delaware
Model Funding I, LLC                                          Delaware
Model Funding II, LLC                                         Delaware
LLC Oak Hills Limited Partnership                             Florida